MORGAN STANLEY
                             SPECTRUM SERIES







        July 2003
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003.









                                                         Issued: August 29, 2003


[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                INCEPTION-
                                                                                                                  TO-DATE ANNUALIZED
                    1991   1992    1993   1994   1995   1996   1997   1998    1999   2000   2001   2002   2003    RETURN    RETURN
FUND                  %      %       %      %      %      %      %      %       %      %      %      %      %        %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency    --     --      --     --     --     --     --     --      --    11.7   11.1   12.2    2.4     42.6      12.2
                                                                                   (6 mos.)             (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced           --     --      --    (1.7)  22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)   6.2     54.7       5.1
                                        (2 mos.)                                                        (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select     31.2  (14.4)   41.6   (5.1)  23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4    3.9     187.4      9.2
                  (5 mos.)                                                                              (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic   --     --      --     0.1   10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4    5.1     21.3       2.2
                                        (2 mos.)                                                        (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical   --     --      --    (2.2)  17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3    5.8     94.7       7.9
                                        (2 mos.)                                                        (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444
 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 JULY 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of July 31, 2003 was as follows:

FUND                               N.A.V.            % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                 $14.26                      -4.54%
--------------------------------------------------------------------------------
Spectrum Global Balanced          $15.47                      -1.08%
--------------------------------------------------------------------------------
Spectrum Select                   $28.74                      -1.97%
--------------------------------------------------------------------------------
Spectrum Strategic                $12.13                      -1.92%
--------------------------------------------------------------------------------
Spectrum Technical                $19.47                      -3.06%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 30, 2003:

   Mr. Robert E. Murray resigned the position of Chairman of the Board of Directors of the General Partner.

   Mr. Jeffrey A. Rothman, President and Director of the General Partner, was named Chairman of the Board of Directors of the General Partner.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                           MONTH ENDED JULY 31, 2003     YTD ENDED JULY 31, 2003

Australian dollar                     -1.78                        7.26
British pound                         -1.06                       -3.65
Euro                                  -0.13                       12.63
Japanese yen                          -0.67                       -3.83
Swiss franc                           -0.02                        0.41
Minor currencies                     -0.39                        0.02


Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Losses resulted from long positions in the Australian dollar, British pound, and New Zealand dollar versus the U.S. dollar as the value of the U.S. currency strengthened amid rising expectations for a U.S. economic recovery, negative economic data out of Australia and the United Kingdom, and narrowing interest rate differentials.

>> Positions in the Japanese yen versus the U.S. dollar resulted in losses as the value of the yen moved without consistent direction amid the threat of intervention by the Bank of Japan.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                           MONTH ENDED JULY 31, 2003     YTD ENDED JULY 31, 2003

Currencies                               -1                        0.39
Interest Rates                        -0.87                        4.88
Stock Indices                          1.36                        3.03
Energies                               0.01                        1.45
Metals                                -0.13                       -0.38
Agriculturals                             0                       -0.48


Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the currency markets, losses resulted from positions in the New Zealand dollar versus the U.S. dollar as the value of the U.S. currency strengthened amid rising expectations for a U.S. economic recovery, only to subsequently reverse lower amid comments from U.S. monetary officials alluding to the benefits of a weaker U.S. dollar. Long positions in the Australian dollar versus the Japanese yen provided additional losses as the value of the Australian dollar declined in response to negative Australian economic data.

>> In the global interest rate markets, losses were incurred from long positions in European and U.S. interest rate futures as prices moved lower amid rising interest rates and a rally in global equity prices prompted by renewed hope for a U.S. economic recovery.

>> In the metals markets, small losses were recorded from positions in copper and nickel futures as prices moved in a choppy pattern due to a cloudy supply and demand outlook.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the global stock index markets, gains resulted from long positions in European and U.S. stock index futures as prices were buoyed by a rise in investor sentiment. Long positions in Japanese stock index futures also provided gains as prices jumped higher in response to increased investor demand triggered by record-low Japanese government bond yields.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                          MONTH ENDED JULY 31, 2003      YTD ENDED JULY 31, 2003

Currencies                           -2.29                         4.06
Interest Rates                       -0.13                         3.79
Stock Indices                         0.35                         0.22
Energies                              0.35                         3.89
Metals                                0.57                        -0.97
Agriculturals                        -0.16                        -0.96

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the currency markets, losses resulted from long positions in the euro and British pound versus the U.S. dollar as the value of the dollar strengthened amid better-than-expected U.S. earnings data, increased optimism regarding the future of the U.S. economy and a rally in U.S. equity prices. Additional losses stemmed from positions in the Japanese yen versus the U.S. dollar as the value of the yen moved without consistent direction amid the threat of intervention by the Bank of Japan.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the metals markets, gains resulted from long positions in copper and aluminum futures as prices trended higher amid renewed optimism concerning a U.S. economic recovery and hopes for an increase in industrial production.

>> In the energy markets, gains were provided from long positions in crude oil futures as prices rose amid low inventory levels and supply concerns stirred by OPEC announcements calling for the maintenance of current production levels. Additional gains were recorded from short positions in natural gas futures as prices declined due to increased reserves and mild summer weather conditions.

>> In the global stock index markets, gains were provided from long positions in Asian stock index futures as prices trended higher in response to increased investor demand triggered by record-low Japanese government bond yields.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                          MONTH ENDED JULY 31, 2003      YTD ENDED JULY 31, 2003

Currencies                           -0.49                         5.76
Interest Rates                       -0.33                         2.17
Stock Indices                         0.24                         2.65
Energies                              0.17                         0.01
Metals                                0.97                         0.78
Agriculturals                        -1.71                         0.09

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the agricultural markets, losses were recorded from long positions in cocoa futures as prices were pressured lower amid technical selling and increased supply out of Germany and Brazil. Long positions in cotton futures also resulted in losses as prices retreated in response to technical selling and improved U.S. crop forecasts. Long positions in orange juice futures incurred losses as prices moved lower throughout the month amid increased market supply.

>> In the currency markets, losses resulted from long positions in the Australian dollar and Japanese yen versus the U.S. dollar as the value of the U.S. dollar strengthened amid growing expectations for a U.S. economic recovery and rising U.S. interest rates. Additional losses were attributed to positions in the euro and British pound versus the Japanese yen as the value of the yen moved without consistent direction amid the threat of intervention by the Bank of Japan.

>> In the global interest rate markets, losses were experienced from long positions in U.S. and European interest rate futures as prices declined amid rising interest rates and a rally in global equity prices prompted by renewed hope for a U.S. economic recovery.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the metals markets, gains resulted from long positions in nickel, copper and aluminum futures as prices trended higher amid renewed optimism concerning a U.S. economic recovery and hopes for an increase in industrial production.

>> In the global stock index markets, gains resulted from long positions in U.S.
   and European stock index futures as prices were buoyed by a rise in investor sentiment.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                          MONTH ENDED JULY 31, 2003      YTD ENDED JULY 31, 2003

Currencies                           -3.84                         6.63
Interest Rates                       -2.69                         3.36
Stock Indices                         2.16                         3.12
Energies                              0.68                         4.48
Metals                                1.47                         -1.1
Agriculturals                        -0.11                        -2.52

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the currency markets, losses were experienced from long positions in the Australian dollar and British pound versus the U.S. dollar as the value of the U.S. dollar strengthened amid rising expectations for a U.S. economic recovery, negative economic data out of Australia and the United Kingdom, and narrowing interest rate differentials.

>> In the global interest rate markets, losses resulted from long positions in European and U.S. interest rate futures as prices declined amid rising interest rates and a rally in global equity prices prompted by renewed hope for a U.S. economic recovery. Additional losses stemmed from short positions in Japanese interest rate futures as prices reversed higher amid uncertainty regarding the direction of the Japanese equity markets and increased demand among institutional investors.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the global stock index markets, gains were experienced from long positions in U.S. and European stock index futures as prices were buoyed by a rise in investor sentiment. Long positions in Japanese stock index futures also resulted in gains as prices trended higher in response to increased investor demand triggered by record-low Japanese government bond yields.

>> In the metals markets, gains resulted from long positions in aluminum, copper and nickel futures as prices trended higher amid renewed optimism concerning a U.S. economic recovery and hopes for an increase in industrial production.

>> In the energy markets, gains were provided from short positions in natural gas futures as prices declined amid increased reserves and mild summer weather conditions. Additional gains stemmed from long positions in crude oil futures as prices rose amid low inventory levels and supply concerns stirred by OPEC announcements calling for the maintenance of current production levels.

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2003 (UNAUDITED)

                                                       MORGAN STANLEY                                  MORGAN STANLEY
                                                      SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                                                -----------------------------                   -----------------------------
                                                               PERCENTAGE OF                                   PERCENTAGE OF
                                                               JULY 1, 2003                                    JULY 1, 2003
                                                                 BEGINNING                                       BEGINNING
                                                AMOUNT        NET ASSET VALUE                   AMOUNT        NET ASSET VALUE
                                                ------        ---------------                   ------        ---------------
                                                   $                 %                             $                 %
REVENUES
Trading profit (loss):
    Realized                                          --              --                         (452,538)          (.88)
    Net change in unrealized                  (5,592,055)          (4.04)                         112,339            .22
                                              ----------           -----                       ----------          -----
       Total Trading Results                  (5,592,055)          (4.04)                        (340,199)          (.66)
Interest income (Note 2)                          78,202             .06                           38,971            .08
                                              ----------           -----                       ----------          -----
       Total Revenues                         (5,513,853)          (3.98)                        (301,228)          (.58)
                                              ----------           -----                       ----------          -----

EXPENSES
Brokerage fees (Note 2)                          530,398             .38                          196,479            .38
Management fees (Note 3)                         230,608             .18                           53,391            .12
                                              ----------           -----                       ----------          -----
       Total Expenses                            761,006             .56                          249,870            .50
                                              ----------           -----                       ----------          -----
NET LOSS                                      (6,274,859)          (4.54)                        (551,098)         (1.08)
                                              ==========           =====                       ==========          =====

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2003 (UNAUDITED)

                                                       MORGAN STANLEY                                MORGAN STANLEY
                                                      SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                                           --------------------------------------        --------------------------------------
                                                                             PER                                          PER
                                               UNITS           AMOUNT        UNIT            UNITS           AMOUNT       UNIT
                                           -------------    ------------    -----        -------------    ------------    -----
                                                                  $            $                               $            $
Net Asset Value,
  July 1, 2003                             9,265,143.790     138,364,642    14.93        3,278,160.543      51,255,909    15.64
Net Loss                                              --      (6,274,859)    (.67)                  --        (551,098)    (.17)
Redemptions                                  (70,229.854)     (1,001,478)   14.26          (62,167.494)       (961,731)   15.47
Subscriptions                                542,306.078       7,733,286    14.26           84,104.072       1,301,090    15.47
                                           -------------    ------------                 -------------    ------------
Net Asset Value,
  July 31, 2003                            9,737,220.014     138,821,591    14.26        3,300,097.121      51,044,170    15.47
                                           =============    ============                 =============    ============


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2003 (UNAUDITED)

                                              MORGAN STANLEY                 MORGAN STANLEY                  MORGAN STANLEY
                                             SPECTRUM SELECT               SPECTRUM STRATEGIC              SPECTRUM TECHNICAL
                                      ----------------------------   -----------------------------   -----------------------------
                                                    PERCENTAGE OF                   PERCENTAGE OF                   PERCENTAGE OF
                                                    JULY 1, 2003                    JULY 1, 2003                    JULY 1, 2003
                                                      BEGINNING                       BEGINNING                       BEGINNING
                                         AMOUNT    NET ASSET VALUE      AMOUNT     NET ASSET VALUE      AMOUNT     NET ASSET VALUE
                                      -----------  ---------------    -----------  ---------------    -----------  ---------------
                                           $              %                $              %                $              %
REVENUES
Trading profit (loss):
    Realized                          (11,035,976)      (3.01)           (104,557)       (.12)        (32,149,034)      (7.76)
    Net change in unrealized            6,753,770        1.84            (897,736)      (1.01)         22,620,164        5.46
                                      -----------       -----         -----------       -----         -----------       -----
       Total Trading Results           (4,282,206)      (1.17)         (1,002,293)      (1.13)         (9,528,870)      (2.30)
Interest income (Note 2)                  214,064         .06              53,240         .06             242,249         .06
                                      -----------       -----         -----------       -----         -----------       -----
       Total Revenues                  (4,068,142)      (1.11)           (949,053)      (1.07)         (9,286,621)      (2.24)
                                      -----------       -----         -----------       -----         -----------       -----

EXPENSES
Brokerage fees (Note 2)                 2,211,757         .60             539,043         .60           2,504,214         .60
Management fees (Note 3)                  915,209         .26             223,051         .25             894,289         .22
                                      -----------       -----         -----------       -----         -----------       -----
       Total Expenses                   3,126,966         .86             762,094         .85           3,398,503         .82
                                      -----------       -----         -----------       -----         -----------       -----

NET LOSS                               (7,195,108)      (1.97)         (1,711,147)      (1.92)        (12,685,124)      (3.06)
                                      ===========       =====         ===========       =====         ===========       =====


 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2003 (UNAUDITED)

                               MORGAN STANLEY                       MORGAN STANLEY                        MORGAN STANLEY
                              SPECTRUM SELECT                     SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                   -----------------------------------    ---------------------------------    ------------------------------------
                                                   PER                                  PER                                     PER
                        UNITS         AMOUNT      UNIT        UNITS        AMOUNT      UNIT        UNITS          AMOUNT       UNIT
                   --------------  -----------   -----    -------------  ----------   -----    --------------   -----------   -----
                                        $          $                         $          $                            $          $
Net Asset Value,
  July 1, 2003     12,487,521.235  366,083,639   29.32    7,216,619.697  89,220,927   12.36    20,641,817.666   414,490,564   20.08
Net Loss                       --   (7,195,108)   (.58)              --  (1,711,147)   (.23)               --   (12,685,124)   (.61)
Redemptions           (97,694.254)  (2,807,733)  28.74      (87,020.997) (1,055,565)  12.13      (190,904.489)   (3,716,910)  19.47
Subscriptions         424,328.472   12,195,199   28.74      250,273.533   3,035,818   12.13       695,918.354    13,549,532   19.47
                   --------------  -----------            -------------  ----------            --------------   -----------
Net Asset Value,
  July 31, 2003    12,814,155.453  368,275,997   28.74    7,379,872.233  89,490,033   12.13    21,146,831.531   411,638,062   19.47
                   ==============  ===========            =============  ==========            ==============   ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select,

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2.  RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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3.  TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022



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